Exhibit 99.1

NEWS

NEWS FOR IMMEDIATE RELEASE:	September 23, 2008

Bank of Granite Corporation Splits Stock,
Announces Cost Reduction Measures,
And Suspends Cash Dividend
GRANITE FALLS, NORTH CAROLINA—Bank of Granite Corporation (NASDAQ: GRAN) (the “Company”) announced that its Board of Directors approved a 5-for-4 stock split that will be effected by issuing one additional share of its common stock for each four shares held by shareholders of record on October 17, 2008. The additional shares are expected to be distributed on or about October 31, 2008. In lieu of issuing fractional shares, cash will be paid based on the split-adjusted closing price on the October 17, 2008 record date.
The Board of Directors further announced a suspension of the Company’s cash dividend in an effort to preserve capital. The cash dividend suspension will preserve approximately $2 million of capital per quarter.
The Board of Directors also announced the Company’s plans, subject to regulatory approval, to combine its banking and mortgage subsidiaries, Bank of Granite and Granite Mortgage, Inc. The combination is expected to increase capital in the Bank subsidiary and provide improved funding options for the mortgage operations. The Company is also anticipating expense reductions of $1.5 million for 2009, as a result of the combination of subsidiaries, a reduction in headcount and a stringent operating expense reduction plan.
“We are taking a number of significant steps to fortify our balance sheet and improve the quality and composition of our capital base,” said Scott Anderson, president and CEO of the Company. “We recognize that our dividend payments are important to our shareholders,” Anderson continued. “The decision to suspend the dividend was difficult, but we are confident it is the right step to take in light of our expected levels of earnings over the near-term and the benefits of building capital at a higher pace during this part of the current credit and economic cycle. While we cannot predict when the economy will improve, we expect that, as conditions normalize and our credit costs decline, our future earnings generation levels would permit resumption of dividend payments.”
The additional shares of stock are expected to be distributed on approximately 15,455,000 shares of common stock outstanding to an estimated 5,700 stockholders. The common stock trades on The NASDAQ Global Select MarketSM under the symbol “GRAN.” Bank of Granite Corporation is the parent company of Bank of Granite and Granite Mortgage. Bank of Granite operates 22 full-service banking offices in eight North Carolina counties—Burke, Caldwell, Catawba, Forsyth, Iredell, Mecklenburg, Watauga, and Wilkes—and a loan production office in Guilford County. Granite Mortgage, a mortgage banking company headquartered in Winston-Salem, originates home mortgages in Fayetteville, Greensboro/High Point, and Salisbury, North Carolina, in addition to Bank of Granite’s markets.

P.O. Box 128 Granite Falls, NC 28630	www.bankofgranite.com

For further information, please contact Scott Anderson, Chief Executive Officer, at Voice (828) 345-6866 or Internet SAnderson@bankofgranite.com.
Disclosures About Forward Looking Statements
The discussions included in this document contain statements that may be deemed forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from these statements. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of our Company and our management about future events. The accuracy of such forward looking statements could be affected by certain factors, including but not limited to, the financial success or changing conditions or strategies of our customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, and general economic conditions. For additional factors that could affect the matters discussed in forward looking statements, see the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.